EXHIBIT 10.2

SAIA, INC.,
f/k/a SCS Transportation, Inc.

$150,000,000

SENIOR NOTES

SECOND AMENDED AND RESTATED MASTER SHELF AGREEMENT

Dated as of March 6, 2015

This Agreement contains confidentiality provisions (paragraph 11S)

TABLE OF CONTENTS
(Not Part of Agreement)

Page

1. AUTHORIZATION OF ISSUE OF NOTES

2. PURCHASE AND SALE OF NOTES

2A. 2B. 2C.	Sale and Purchase of Notes Reserved Guaranties and Collateral.

3. CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS AGREEMENT

3A. 3B. 3D.	Closing Documents Representations and Warranties; No Default Proceedings

4. PREPAYMENTS

4A. 4B. 4C. 4D. 4E.	Required Prepayments Optional Prepayment With Yield-Maintenance Amount Notice of Optional Prepayment Application of Prepayments Retirement of Notes

5. AFFIRMATIVE COVENANTS

5A. 5B. 5C. 5D. 5E. 5F. 5G. 5H. 5I. 5J. 5K. 5L. 5M.
Financial Statements; Notice of Defaults
Information Required by Rule 144A
Inspection of Property
Covenant to Secure Notes Equally
Compliance with Laws
Insurance
Maintenance of Existence
Maintenance of Property
Payment of Taxes
Parity with Other Indebtedness
ERISA
Environmental Covenants
Maintenance of Collateral; Pledge of Additional Collateral

6. NEGATIVE COVENANTS

6A. 6B. 6C. 6D. 6E. 6F. 6G. 6H. 6I. 6J. 6K. 6L. 6M. 6N. 6O. 6P.
Financial Covenants
Liens
Debt
Loans, Advances and Investments
Sale of Stock and Indebtedness of Subsidiaries
Merger and Consolidation
Transfer of Properties
Reserved
Sale or Discount of Receivables
Related Party Transactions
Issuance of Stock by Subsidiaries
Subsidiary Restrictions
Change of Business
Restricted Payments
Most Favored Lender Status
Terrorism Sanctions Regulations.

7. EVENTS OF DEFAULT

7A. 7B. 7C. 7D. 7E.	Acceleration Rescission of Acceleration Notice of Acceleration or Rescission Other Remedies Application of Proceeds

8. REPRESENTATIONS AND WARRANTIES

8A. 8B. 8C. 8D. 8E. 8F. 8G. 8H. 8I. 8J. 8K. 8L. 8M. 8N. 8O. 8P. 8Q. 8R. 8S. 8T. 8U. 8V. 8W. 8X. 8Y.
Organization; Authorization; Enforceability; No Contravention
Financial Statements
Actions Pending
Outstanding Indebtedness
Title to Properties
Taxes
Conflicting Agreements and Other Matters
Offering of Notes
Use of Proceeds
ERISA
Governmental Consent
Environmental Compliance
Investment Company Status
Reserved
Rule 144A
Disclosure
Delivery of Credit Agreement
Hostile Tender Offers
Interstate Commerce Act
Solvency
Security Interests
Foreign Assets Control Regulations, Etc.
Insurance.
Compliance with Laws
Qualified ECP Guarantor

9. REPRESENTATIONS OF THE PURCHASERS

9A. 9B.	Nature of Purchase Source of Funds

10. DEFINITIONS; ACCOUNTING MATTERS

10A. 10B. 10C. 10D. 10E.	Yield-Maintenance Terms Other Terms Accounting Principles, Terms and Determinations Terms Defined in UCC Construction

11. MISCELLANEOUS

11A. 11B. 11C. 11D. 11E. 11F. 11G. 11H. 11I. 11J. 11K. 11L. 11M. 11N. 11O. 11P. 11Q. 11R. 11S. 11T.
Note Payments
Expenses
Consent to Amendments
Form, Registration, Transfer and Exchange of Notes; Lost Notes
Persons Deemed Owners; Participations
Survival of Representations and Warranties; Entire Agreement
Successors and Assigns
Independence of Covenants
Notices
Payments due on Non-Business Days
Severability
Descriptive Headings
Satisfaction Requirement
Governing Law
Severalty of Obligations
Counterparts
Binding Agreement
Waiver of Jury Trial; Consent to Jurisdiction
Confidential Information
Transaction References

PURCHASER SCHEDULE

SCHEDULE 5N — MORTGAGED PROPERTIES

SCHEDULE 6B — EXISTING LIENS

SCHEDULE 6C — EXISTING INDEBTEDNESS

SCHEDULE 8W — INSURANCE

EXHIBIT A-1 — FORM OF SERIES B NOTE

EXHIBIT A-2 — FORM OF SERIES C NOTE

EXHIBIT B — FORM OF COMPLIANCE CERTIFICATE

EXHIBIT C — FORM OF GUARANTY AGREEMENT

EXHIBIT D — FORM OF SECURITY AGREEMENT

SAIA, INC.
f/k/a SCS Transportation, Inc.
11465 Johns Creek Parkway
Johns Creek, GA 30097

6.14% Senior Notes, Series B, due December 31, 2017

6.17% Senior Notes, Series C, due December 31, 2017

Dated as of
March 6, 2015

To each of the Purchasers listed in

the attached Purchaser Schedule

Ladies and Gentlemen:

SAIA, Inc., formerly known as SCS Transportation, Inc. (the “Company”), is a party with each of the parties listed in the attached Purchaser Schedule (collectively, the “Purchasers”) to a certain Amended and Restated Master Shelf Agreement, dated as of June 26, 2009 (as amended, modified or supplemented to date, the “Original Note Agreement”), pursuant to which the Company issued to the Purchasers, and the Purchasers purchased from the Company, the Notes (as defined below). Capitalized terms used in this Preamble and not defined herein shall have the meanings assigned to them in paragraph 10.

The Company has requested that the Purchasers consent to certain amendments and modifications to the Original Note Agreement. For purposes of convenience, the parties have agreed to effect such modifications to the Original Note Agreement by amending and restating the Original Note Agreement in its entirety as hereinafter set forth upon and subject to the terms hereof; the amendments and restatements are not intended to be, and shall not be deemed or construed as, a repayment or novation of the indebtedness outstanding pursuant to the Original Note Agreement or the Notes.

In consideration of the foregoing, the Company agrees with the Purchasers that the Original Note Agreement is amended and restated as follows:

1. AUTHORIZATION OF ISSUE OF NOTES.

1A. Authorization of Issue of Notes. Pursuant to the Original Note Agreement, the Company has authorized the issue and sale of, and has sold to, the Purchasers, all as reflected on the Purchaser Schedule attached hereto, (i) $25,000,000 aggregate principal amount of its 6.14% Senior Notes, Series B, due December 31, 2017, which notes are outstanding on the date hereof (collectively, the “Series B Notes”) and (ii) $25,000,000 aggregate principal amount of its 6.17% Senior Notes, Series C, due December 31, 2017, which notes are outstanding on the date hereof (collectively, the “Series C Notes”, and together with the Series B Notes, the “Notes”). The Series B Notes are substantially in the form of Exhibit A-1, and the Series C Notes are substantially in the form of Exhibit A-2, in each case with such changes therefrom, if any, as may have been or, in the case of the issuance of any notes in substitution therefore pursuant to paragraph 11C of this Agreement may hereafter be, approved by the Company and the requisite holders of the Notes. The Series B Notes and Series C Notes shall remain outstanding under the terms of this Agreement. The term “Notes” as used herein shall include each Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods, and (vi) the same original date of issuance are herein called a “Series” of Notes. Capitalized terms used herein have the meanings specified in paragraph 10.

1B. Amendment and Restatement. Effective as of the date hereof, the parties agree that this Agreement amends and restates in its entirety the Original Note Agreement.

2. PURCHASE AND SALE OF NOTES.

2A. Sale and Purchase of Notes. Prior to the Effective Date, the Company issued and sold to the Purchasers and the Purchasers purchased from the Company the Notes in the respective principal amounts specified opposite the name of each Purchaser in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof.

2B. Reserved.

2C. Guaranties and Collateral. The performance and payment of the Company hereunder and under the Notes and the other Note Documents are and shall continue to be guaranteed by the Guarantors pursuant to the Guaranty Agreement. The obligations of the Credit Parties under and pursuant to the Note Documents are and shall continue to be secured by the Collateral Documents.

3. CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS AGREEMENT.

This Agreement shall not become effective and the Original Note Agreement shall continue in full force and effect unless on or prior to the date hereof, each of the following conditions has been fulfilled, to the satisfaction of the Purchasers:

3A. Closing Documents. The Purchasers shall have received the following, in form and substance satisfactory to the Purchasers, each dated as of the date hereof:

(1) this Agreement duly executed by the Company and the Purchasers;

(2) the Guaranty Agreement duly executed and delivered by SMF, LinkEx, and Saia Metrogo;

(3) an amendment to the Intercreditor Agreement duly executed and delivered by the Collateral Agent, Bank of Oklahoma, N.A. as administrative agent, the lenders under the Credit Agreement, the Purchasers and the Credit Parties;

(4) the Security Agreement duly executed by the Company and each of the Existing Subsidiaries (other than SCS) and the Collateral Agent, together with:

(a) copies of proper financing statements (as defined in the UCC) in form appropriate for filing under the UCC of all jurisdictions that the Purchasers may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement, originals of which shall be delivered to the Collateral Agent;

(b) lien searches conducted on the Company and its Subsidiaries reflecting no Liens other than Excepted Liens against any of the Personal Property Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement;

(c) copies of any certificates representing the Equity Interests of the Subsidiaries of the Company, accompanied by undated stock powers executed in blank or registered in the name of such nominee or nominees as the Collateral Agent shall specify, the originals of which shall be delivered to the Collateral Agent;

(d) evidence that all other actions, recordings and filings required by the Security Agreement, or that the Purchasers may deem necessary or desirable in order to perfect or protect the Liens created under the Security Agreement, have been taken (including, without limitation, receipt of duly executed payoff letters, and UCC-3 termination statements) or will be taken promptly (and in no event later than 10 days) after the Effective Date;

(5) certified copies of the Credit Agreement (as amended and restated on the date hereof) and all related Credit Documents, duly executed by the Company, the lenders party thereto and the Bank of Oklahoma, N.A. as administrative agent, together with evidence that all conditions precedent to the Credit Documents have been satisfied and such Credit Documents are effective, which Credit Agreement shall include an approval to the terms and conditions of this Agreement and the other transactions contemplated hereby and such related matters as Purchasers shall require;

(6) (i) copies of the articles or certificate of incorporation or organization of the Company and each Existing Subsidiary (other than SCS), together with all amendments, certified by the appropriate governmental officer in its jurisdiction of incorporation or organization, (ii) a certificate of good standing for the Company and each Existing Subsidiary (other than SCS), certified by the appropriate governmental officer in its jurisdiction of incorporation or organization, (iii) copies, certified by the Secretary or Assistant Secretary of the Company and each Existing Subsidiary (other than SCS), of its bylaws, operating agreement or other internal governance documents, together with all amendments thereto, and (iv) copies, certified by the Secretary or Assistant Secretary of the Company and each Existing Subsidiary (other than SCS), of the resolutions or actions of its Board of Directors or other governing body authorizing the execution of the Note Documents to which it is a party;

(7) an incumbency certificate, executed by a Secretary or Assistant Secretary of the Company and each Existing Subsidiary (other than SCS), which shall identify by name and title and bear the signatures of the Authorized Officers of the Company and each Existing Subsidiary (other than SCS) authorized to sign the Note Documents to which it is a party;

(8) favorable written opinion, addressed to the Purchasers and dated the Effective Date, of Bryan Cave LLP, counsel to the Credit Parties, covering such matters related hereto as the Purchasers may reasonably request; each of the Company and each Guarantor hereby directs such counsel to deliver such opinion, and understands and agrees that each Purchaser will and hereby is authorized to rely on such opinion;

(9) a certificate from an Authorized Officer of the Company dated as of the Effective Date addressed to each holder of the Notes certifying that, as of such date, each of the Company and its Subsidiaries is Solvent (assuming with respect to each Guarantor, that the fraudulent transfer savings language contained in the Guaranty Agreement applicable to such Guarantor will be given full effect);

(10) evidence that all insurance required to be maintained pursuant to the Note Documents has been obtained and is in effect, together with the certificates of insurance, naming the Purchasers as additional insureds under all liability insurance policies and the Collateral Agent, on behalf of the holders of the Notes and the lenders party to the Credit Agreement, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the Property that constitutes Collateral, together with a customary lender’s loss payable endorsement naming the Collateral Agent as the loss payee on all casualty and property policies; and

(11) a desktop appraisal of the Company’s Rolling Stock meeting the requirements of paragraph 5C(ii).

3B. Representations and Warranties; No Default. As of the Effective Date, the representations and warranties contained in paragraph 8 shall be true and correct and no Default or Event of Default shall have occurred and be continuing; and the Company shall have delivered to each Purchaser an Officer’s Certificate, dated the Effective Date, to both such effects.

3C. Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to the Purchasers, and the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

The Purchasers shall notify the Company when each of the foregoing conditions required to be to the satisfaction of the Purchasers has been satisfied (or waived pursuant to paragraph 11C).

4. PREPAYMENTS. The Notes shall be subject to prepayment with respect to any required prepayments set forth in such Notes as provided in paragraph 4A and with respect to the optional prepayments permitted by paragraph 4B.

4A. Required Prepayments. The Notes of each Series shall be subject to required prepayments, if any, as set forth in the Notes of such Series.

4B. Optional Prepayment With Yield-Maintenance Amount. The Notes shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $100,000 and in a minimum amount of $1,000,000), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. Any partial prepayment of Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal of the Notes in inverse order of their scheduled due dates unless the holders of the Notes and the Company agree to some other allocation of a prepayment, and paragraph 4A hereof and the Notes are amended to proportionately reduce the scheduled prepayments set forth in the Notes in a manner agreed to by the Company and the holders of the Notes.

4C. Notice of Optional Prepayment. The Company shall give the holder of each Note to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date, specifying such prepayment date, specifying the aggregate principal amount of the Notes to be prepaid on such date, identifying each Note held by such holder, and the principal amount of each such Note, to be prepaid on such date and stating that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, herein provided, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient for such notices in the Purchaser Schedule attached hereto or by notice in writing to the Company.

4D. Application of Prepayments. Upon any partial prepayment of the Notes of any Series pursuant to paragraph 4A, the amount so prepaid shall be allocated to all outstanding Notes of such Series (including, for the purpose of this paragraph 4D only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A or 4B) in proportion to the respective outstanding principal amounts thereof. Upon any partial prepayment of the Notes pursuant to 4B, the amount to be prepaid shall be applied pro rata to all outstanding Notes of all Series (including, for the purpose of this paragraph 4D only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A or 4B) according to the respective unpaid principal amounts thereof.

4E. Retirement of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated installment or final maturities (other than by prepayment pursuant to paragraphs 4A or 4B or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder.

5. AFFIRMATIVE COVENANTS. So long as any Note or other Obligation is outstanding and unpaid, the Company covenants as follows:

5A. Financial Statements; Notice of Defaults. The Company will deliver to each holder of any Notes in duplicate:

(i) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year (or, if earlier, such date as the Company is required to file a Quarterly Report on Form 10-Q with the SEC), consolidating and consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidating and a consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an Authorized Officer of the Company, subject to changes resulting from year-end adjustments; provided, however, that delivery pursuant to clause (vi) below of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the SEC shall be deemed to satisfy the requirements of this clause (i) with respect to consolidated financial statements so long as such statements contained in such Quarterly Report on Form 10-Q are prepared in accordance with then current SEC and GAAP standards;

(ii) as soon as practicable and in any event within 90 days after the end of each fiscal year (or, if earlier, such date as the Company is required to file an Annual Report on Form 10-K with the SEC), consolidating and consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for such year, and a consolidating and consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Required Holders and (i) as to the consolidated statements, all reported on by independent public accountants of recognized national standing selected by the Company (whose report shall be without a “going concern” or like qualification or exception and without any qualification or any exception as to the scope of such audit and otherwise satisfactory in substance to the Required Holders) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) as to the consolidating statements, certified by an Authorized Officer of the Company; provided, however, that delivery pursuant to clause (vi) below of copies of the Annual Report on Form 10-K of the Company for such fiscal year filed with the SEC shall be deemed to satisfy the requirements of this clause (ii) with respect to consolidated financial statements so long as such statements contained in such Annual Report on Form 10-K are prepared in accordance with then current SEC and GAAP standards and do not contain a “going concern” or like qualification or exception;

(iii) together with each delivery of financial statements required by clause (i) and clause (ii) above, an Officer’s Certificate in the form of Exhibit B, demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraphs 6A(1), 6A(2) and 6G hereof and stating that there exists no Default or Event of Default, or, if any Default or Event of Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto;

(iv) together with each delivery of financial statements required by clause (ii) above, a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Default or Event of Default, or, if they have obtained knowledge of any Default or Event of Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Default or Event of Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards;

(v) to the extent not publicly available on the SEC’s website, promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the SEC;

(vi) promptly upon receipt thereof, a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;

(vii) immediately after any Authorized Officer obtains knowledge of a Default or Event of Default, an Officer’s Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto;

(viii) no later than February 15 of each year, a copy of the annual operating budget of Company and its Subsidiaries for such year; and

(ix) with reasonable promptness, such other information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as such holder may reasonably request.

5B. Information Required by Rule 144A. The Company will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5B, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

5C. Inspection of Property.

(i) The Company will permit any Person designated by the holder of any Note in writing, at such holder’s expense if no Default or Event of Default exists and at the Company’s expense if a Default or Event of Default does exist, to visit and inspect any of the Properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the principal officers of the Company and its independent public accountants, all at such reasonable times and as often as the holder of any Note may reasonably request.

(ii) The Company will permit the holders of the Notes, at the reasonable request of the Required Holders, to order and obtain desktop appraisals of the Company’s Rolling Stock (meaning appraisals of limited scope whereby the appraiser estimates the value of the Rolling Stock from his or her desk based on a current listing supplied to him or her, but without conducting a physical inspection of the Rolling Stock). Each desktop appraisal shall be conducted by a qualified appraiser selected by the Required Holders and shall set forth the appraiser’s estimate of the net amount that could be realized from an orderly liquidation sale of the Company’s Rolling Stock, given a reasonable period of time to find a purchaser (or purchasers) with the Company being compelled to sell on an “as-is, where-is” basis. Desktop appraisals may be obtained at any time in the reasonable exercise of the sole discretion of the holders of the Notes. The Company will pay all reasonable costs and expenses actually incurred by the holders of the Notes or the Collateral Agent in connection with each desktop appraisal; provided, however, that prior to the occurrence of any Default or Event of Default, the Company shall not be required to pay the costs of more than two desktop appraisals per year.

5D. Covenant to Secure Notes Equally. If the Company or any Subsidiary shall create or assume any Lien upon any of its Properties, whether now owned or hereafter acquired, other than (i) a Permitted Lien, or (ii) a Lien created or assumed with the prior written consent of the Collateral Agent and the Required Holders, the Company shall make or cause to be made effective provision whereby the Obligations and Bank Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured.

5E. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all statutes, laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental and Safety Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective Properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

5F. Insurance.

(i) The Company will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies not Affiliates of the Company or any of its Subsidiaries, (i) insurance with respect to its Properties and business against such casualties and contingencies, of such types, on such terms and in such amounts as is customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or any Subsidiary operates and (ii) such other insurance as may be required by the Note Documents or applicable law.

(ii) The Company will, and will cause each of its Subsidiaries to, (i) cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement or to name the Collateral Agent as an additional insured, in form and substance satisfactory to the Collateral Agent, which endorsement shall provide that, from and after the Effective Date, if the insurance carrier shall have received written notice from the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Company or a Subsidiary under such policies directly to the Collateral Agent; (ii) deliver original or certified copies of all such policies to the Collateral Agent; (iii) use commercially reasonable efforts to cause each such policy to provide that it shall not be canceled, modified or not renewed upon not less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent; and (iv) deliver to the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.

(iii) If at any time the area in which any Mortgaged Property is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Company will, or will cause SMF, to obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as the same is from time-to-time in effect, and all official rulings and interpretations thereunder or thereof may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

5G. Maintenance of Existence. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, material rights, licenses, permits and franchises; provided that nothing in this paragraph 5G shall prevent the abandonment or termination of the existence of any Subsidiary, or the rights or franchises of any Subsidiary or the Company if such abandonment or termination would not have a material adverse effect upon the business, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries taken as a whole.

5H. Maintenance of Property. The Company will, and will cause each of its Subsidiaries to, at all times maintain and preserve all Property used or useful in its business in good working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements thereto, so that the business carried on in connection therewith may be properly conducted at all times, except to the extent that the failure to do so would not have a material adverse effect upon the business, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries taken as a whole.

5I. Payment of Taxes. The Company will, and will cause each of its Subsidiaries to, pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property, prior to the time penalties would attach thereto, as well as lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a Lien or charge upon such Properties or any part thereof; provided, however, that neither the Company nor any Subsidiary shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be subject to an active challenge or contest initiated in good faith for which adequate reserves have been established in accordance with GAAP.

5J. Parity with Other Indebtedness. The Company will, and will cause its Subsidiaries to, execute all such documents and take all such actions as the Required Holders may reasonably request in order to assure that at all times (i) the Notes shall rank in right of payment senior to or pari passu with all other Indebtedness of the Company and (ii) each Guarantor’s guaranty obligations under the Guaranty Agreement in respect of the Notes shall rank in right of payment senior to or pari passu with all other Indebtedness of such Guarantor.

5K. ERISA. The Company covenants that it and each of its Commonly Controlled Entities will deliver to the holders of the Notes promptly and in any event within 10 days after it knows or has reason to know of the occurrence of any event of the type specified in clause (xiv) of paragraph 7A notice of such event and the likely impact on the Company and its Subsidiaries. In the event it or any Commonly Controlled Entity has participated, now participates or will participate in any Plan or Multiemployer Plan, the Company covenants that it and any such Commonly Controlled Entity will deliver to the holders of the Notes: (i) promptly and in any event within 10 days after it knows or has reason to know of the occurrence of a Reportable Event with respect to a Plan, a copy of any materials required to be filed with the PBGC with respect to such Reportable Event, together with a statement of the chief financial officer of the Company setting forth details as to such Reportable Event and the action which the Company proposes to take with respect thereto; (ii) at least 10 days prior to the filing by any plan administrator of a Plan of a notice of intent to terminate such Plan, a copy of such notice; (iii) promptly upon the reasonable request of the holder of any Note, and in no event more than 10 days after such request, copies of each annual report on Form 5500 that is filed with the Internal Revenue Service, together with certified financial statements for the Plan (if any) as of the end of such year and actuarial statements on Schedule B to such Form 5500; (iv) promptly and in any event within 10 days after it knows or has reason to know of any event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, a statement of the chief financial officer of the Company describing such event or condition; (v) promptly and in no event more than 10 days after its or any Commonly Controlled Entity’s receipt thereof, the notice concerning the imposition of any withdrawal liability under section 4202 of ERISA; and (vi) promptly after receipt thereof, a copy of any notice the Company or any Commonly Controlled Entity may receive from the PBGC or the Internal Revenue Service with respect to any Plan or Multiemployer Plan; provided, however, that this paragraph 5K shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.

5L. Environmental Covenants.

(i) The Company will maintain an environmental management system that is designed (A) to monitor the Company’s and its Subsidiaries’ compliance with Environmental and Safety Laws and (B) to minimize the Company’s and its Subsidiaries’ exposure to liabilities under Environmental and Safety Laws, including, but not limited to, the Company’s and its Subsidiaries’ exposure to liabilities under contracts or agreements with its customers or partners. In addition, the environmental management system shall ensure that the Company’s and its Subsidiaries’ potential exposures to liabilities under Environmental and Safety Laws are adequately insured against pursuant to paragraph 5F.

(ii) The Company will immediately notify each holder of the Notes of and provide such holder with copies of any notifications of violations or notifications of discharges or releases or threatened releases or discharges of Hazardous Materials on, upon, into or from any property of the Company or any Subsidiary, or any property where the Company or its Subsidiaries is conducting operations, which are received or are given or required to be given by or on behalf of the Company or any of its Subsidiaries to any federal, state or local governmental agency or authority if any of the foregoing may materially and adversely affect the Company or any of its Subsidiaries. Copies of such notifications shall be delivered to the holders of the Notes at the same time as they are delivered to the governmental agency or authority.

(iii) The Company further agrees promptly to undertake and pursue diligently to completion, or to cause its Subsidiaries to undertake and pursue diligently to completion, any appropriate and legally required remedial containment and cleanup action in the event of any release or discharge or threatened release or discharge of Hazardous Materials in violation of applicable law on, upon, into or from any property of the Company or any Subsidiary.

(iv) At all times, the Company will maintain and retain, or cause its Subsidiaries to maintain and retain, to the extent legally required, complete and accurate records of all releases, discharges or other disposal of Hazardous Materials on, onto, into or from (A) any Property of the Company or any Subsidiary, or (B) any Property on or adjacent to which the Company or any of its Subsidiaries conducts operations (each, a “Third Party Property”) if such releases, discharges, or other disposal on Third Party Properties is caused by the Company or any of its Subsidiaries or any Person under its control or acting on its behalf and to the extent such failure to maintain such records would have a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole.

5M. Maintenance of Collateral; Pledge of Additional Collateral.

(i) The Company will, and will cause SMF to, grant to the Collateral Agent an Acceptable Security Interest in each item or type of Property included in the Collateral; provided, however, that prior to the occurrence of any Default, the Company and its Subsidiaries will not be required to take steps to perfect the Collateral Agent’s Liens on deposit accounts, trademarks, patents, promissory notes, instruments, Rolling Stock or other Personal Property Collateral as to which perfection is not accomplished by the filing of one or more UCC financing statements.

(ii) Within thirty (30) days after any other Person becomes a Subsidiary, (a) cause such Person to (i) become a Guarantor by executing and delivering to each holder of any Note a Guaranty Agreement or such other document as the Required Holders shall deem appropriate for such purpose, (ii) deliver to each holder of any Note Documents of the types referred to in paragraph 3A and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Required Holders, and (iii) execute such Collateral Documents as the Collateral Agent or the Required Holders may reasonably request, in each case to secure the Obligations, and (b) cause the immediate parent of such Subsidiary to pledge 100% of the Equity Interest in such Subsidiary to secure the Obligations and provide such legal opinions relating thereto as the Required Holders may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank.

(iii) Within 60 days following the Effective Date, the Company shall cause SMF to execute and deliver to the Collateral Agent such amendments to existing Mortgages, in recordable form, as may be required by the Collateral Agent in the reasonable exercise of its sole discretion in order to reflect of record that such Mortgages secure all of the Obligations hereunder.

6. NEGATIVE COVENANTS. So long as any Note or other Obligation is outstanding and unpaid, the Company covenants as follows:

6A. Financial Covenants.

6A(1) Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio, determined as of the last day of each fiscal quarter beginning with the fiscal quarter ending March 31, 2015, for the four fiscal quarters then ended, to be less than 1.10 to 1.00.

6A(2) Leverage Ratio. The Company will not permit the Leverage Ratio, determined as of the last day of each fiscal quarter ending March 31, 2015, to be greater than 3.25 to 1.00.

6B. Liens. The Company will not and will not permit any Subsidiary to create, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, or any income, participation, royalty or profits therefrom (whether or not provision is made for the equal and ratable securing of the Obligations in accordance with the provisions of paragraph 5D), except

(i) Excepted Liens;

(ii) Liens securing the Obligations and, so long as such Liens are subject to the terms of the Intercreditor Agreement, the Bank Obligations;

(iii)	Liens in existence on the date hereof as set forth on Schedule 6B hereto;

(iv) Liens on the Properties of any Subsidiary acquired pursuant to a Permitted Acquisition, provided that the Indebtedness secured thereby is permitted under paragraph 6C(v); and

(v) Liens on fixed or capital assets acquired, constructed or improved by the Company securing obligations in respect of Capital Leases, purchase money obligations for fixed or capital assets, or other similar obligations, provided that (i) the total Indebtedness at any time secured by all such Liens, together with any other Indebtedness not otherwise permitted under Paragraph 6C(i) through (iv) and Paragraph 6C(vi), shall not exceed the limitations set forth in Paragraph 6C(v); (ii) such Liens do not at any time encumber any Property other than the Property specifically financed by such Indebtedness (other than the proceeds and products thereof); (iii) in the event such Indebtedness is owed to any Person with respect to financing of more than one lease or purchase of any fixed or capital assets, such Liens may secure all such Indebtedness and may apply to all such fixed or capital assets financed by such Person; and (iv) the Company and its Subsidiaries shall not be required to grant a Lien in favor of the Collateral Agent in any Property which is subject to a Lien of the type described in this subsection pursuant to documents that prohibit the Company or any of its Subsidiaries from granting any other Liens in such Property.

6C. Debt. The Company will not and will not permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except

(i) Indebtedness of any Subsidiary to the Company or a Wholly Owned Subsidiary;

(ii) Indebtedness of any Guarantor under the Guaranty Agreement;

(iii) Indebtedness of any Guarantor under any Credit Agreement Guaranty so long as the Intercreditor Agreement is in effect;

(iv) obligations of the Company under this Agreement and the Notes, obligations of the Company under the Credit Agreement and any refinancings, extensions, renewals or replacements of such obligations of the Company under the Credit Agreement to the extent the documents governing such refinanced Indebtedness do not contain terms, conditions, covenants and events of default which are more restrictive than those contained in the Credit Agreement;

(v) other Indebtedness not to exceed $100,000,000 in the aggregate at any time outstanding (such other Indebtedness may include Indebtedness of any Subsidiary acquired pursuant to a Permitted Acquisition, provided, however, that in no case shall any such Indebtedness remain in effect for a period of time beyond the maturity date of such Indebtedness in place when such Subsidiary is acquired);

(vi) existing Indebtedness described on Schedule 6C hereto and any refinancings, extensions, renewals or replacements of such Indebtedness of the Company to the extent the documents governing such refinanced Indebtedness do not contain terms, conditions, covenants and events of default which, taken collectively, are materially more restrictive than those contained in the documents governing such Indebtedness as of the Effective Date;

(vii) Swap Obligations of the Company or any Subsidiary owing to any Bank or Purchaser (or any Affiliate of a Bank or Purchaser) or to any other counterparty acceptable to the Purchasers; and

(viii) Indebtedness under any Treasury Management Agreement.

6D. Loans, Advances and Investments. The Company will not and will not permit any Subsidiary to make or permit to remain outstanding any loan or advance to, or extend credit other than credit extended in the normal course of business to any Person who is not an Affiliate of the Company to, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or make any Acquisition, or commit to do any of the foregoing, except

(i) investments in, loans or advances to, or contributions to any Wholly Owned Subsidiary, and loans or advances by any Wholly Owned Subsidiary to the Company or any other Wholly Owned Subsidiary;

(ii) obligations backed by the full faith and credit of the United States (whether issued by the United States or an agency thereof), and obligations guaranteed by the United States, in each case which mature within one year from the date acquired;

(iii) demand and time deposits with, or certificates of deposit issued by, any commercial bank or trust company (A) organized under the laws of the United States or any of its states or having branch offices therein, (B) having equity capital in excess of $250,000,000 and (C) which issues either (1) senior debt securities rated A or better by S&P, or by Moody’s or (2) commercial paper rated A-1 by S&P or Prime-1 by Moody’s, in each case payable in the United States in United States dollars, in each case which mature within one year from the date acquired;

(iv) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(v) readily marketable commercial paper rated as A-1 or better by S&P or Prime-1 or better by Moody’s (or, in either case, an equivalent rating from another nationally recognized credit rating agency) and maturing not more than 270 days from the date acquired;

(vi) bonds, debentures, notes or similar debt instruments issued by a state or municipality given a “AA” rating or better by S&P or an equivalent rating by another nationally recognized credit rating agency and maturing not more than one year from the date acquired;

(vii) negotiable instruments endorsed for collection in the ordinary course of business;

(viii) loans or advances to its or its Subsidiaries’ employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $1,000,000 in the aggregate at any one time outstanding;

(ix) notes payable, or stock or other securities issued by account debtors of Receivables to the Company or any of its Subsidiaries pursuant to negotiated agreements with respect to settlement of such Receivables in the ordinary course of business, consistent with past practices;

(x) other investments not to exceed $3,000,000 (in addition to short term investment of cash on hand from time to time in the Company’s operating account) in the aggregate for reasonable business purposes;

(xi) any Acquisition not otherwise prohibited hereunder so long as in each case:

(A) the target of the Acquisition is in the same line of business as the Company or any business that is substantially similar, related or incidental thereto;

(B) no Default or Event of Default exists at the time of such Acquisition or would result from such Acquisition;

(C) the Company’s pro rata Leverage Ratio upon consummation of such Acquisition does not exceed 3.00 to 1.00;

(D) the Company has delivered to the holders of the Notes written notice of the intended Acquisition and a copy of the information provided to the board of directors of the Company not less than ten (10) days prior to the consummation of the Acquisition;

(E) not less than ten (10) days prior to the consummation of the Acquisition, the Company provides each holder of a Note with a certification, in form and substance satisfactory to such holder, demonstrating that upon the consummation of such Acquisition, the Company will be in compliance with clause (C) above and in pro forma compliance with the financial covenant set forth in paragraph 6A(1), calculated in each case as if such Acquisition had been made on the last date of the most recent fiscal quarter for which financial statements of the Company have been provided under paragraph 5A;

(F) neither the Company nor any Subsidiary shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent Indebtedness of the Person being acquired (except for Indebtedness permitted under the terms of paragraph 6C(v));

(G) such Acquisition is not hostile and is otherwise approved by the Equity Interest holders or the board of directors or other equivalent governing body of the target of the Acquisition;

(H) if the Acquisition is an Acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person will become a Subsidiary of the Company and will comply with the provisions of paragraph 5M(ii) and (B) if the Acquisition is an Acquisition of assets, the Acquisition is structured so that the Company or a Guarantor will acquire such assets;

Notwithstanding the foregoing, no Subsidiary shall acquire any Equity Interests of the Company, except as a result of participant directed investments in such Subsidiary’s nonqualified capital accumulation plans.

6E. Sale of Stock and Indebtedness of Subsidiaries. The Company will not and will not permit any Subsidiary to sell or otherwise dispose of, or part with control of, any Equity Interests or Indebtedness of any Subsidiary, except (i) to the Company or a Wholly Owned Subsidiary or (ii) that all Equity Interests and Indebtedness of any Subsidiary may be sold for at least 75% cash consideration and for fair value (as determined in good faith by the Board of Directors of the Company) at the time of sale of the Equity Interests and Indebtedness so sold; provided that (A) such sale or other disposition is treated as a Transfer of assets of such Subsidiary and is permitted by paragraph 6G and (B) at the time of such sale or other disposition, such Subsidiary shall not own, directly or indirectly, any Equity Interests or Indebtedness of any other Subsidiary (unless all of the Equity Interests and Indebtedness of such other Subsidiary owned, directly or indirectly, by the Company and all Subsidiaries are simultaneously being sold as permitted by this paragraph 6E). Notwithstanding the foregoing, in no event may the Company or any Existing Subsidiary Transfer its Equity Interests in any Existing Subsidiary (except for Transfers to the Company or a Wholly Owned Subsidiary) without the consent of holders of the Notes. If requested by the Company in order to facilitate the sale or disposition of Equity Interests of any Subsidiary which is permitted to be made under the terms of this paragraph 6E and Section 7.4 of the Credit Agreement, the Collateral Agent is authorized to release its Lien on the Equity Interests to be Transferred and the holders of the Notes shall release the applicable Subsidiary from its Guaranty.

6F. Merger and Consolidation. The Company will not and will not permit any Subsidiary to merge or consolidate with or into any other Person, except that:

(i) any Subsidiary may merge or consolidate with or into the Company provided that the Company is the continuing or surviving corporation;

(ii) any Subsidiary may merge or consolidate with or into a Wholly Owned Subsidiary provided that such Wholly Owned Subsidiary is the continuing or surviving corporation;

(iii) the Company may consolidate or merge with any other corporation if (i) the Company is the continuing or surviving corporation and is a solvent corporation duly organized and existing under the laws of any state of the United States, or the District of Columbia, with substantially all of its assets located and substantially all of its operations conducted within the United States, and such continuing or surviving corporation expressly assumes, by a written agreement satisfactory in form and substance to the Required Holders (which agreement may require, in connection with such assumption, the delivery of such opinions of counsel as the Required Holders may reasonably require), the obligations of the Company under this Agreement and the other Note Documents, including all covenants herein and therein contained, and such successor or acquiring entity shall succeed to and be substituted for the Company with the same effect as if it had been named herein as a party hereto, provided, however, that no such sale shall release the Company from any of its obligations and liabilities under this Agreement or the other Note Documents unless such sale is followed by the complete liquidation of the Company and substantially all the assets of the Company immediately following such sale are distributed to the successor or acquiring entity in such liquidation, (ii) no Default or Event of Default exists before or after such merger or consolidation, (iii) the Company’s pro forma Leverage Ratio upon consummation of such consolidation or merger does not exceed 3.00 to 1.00; and (iv) the core managers of the Company or the merging Subsidiary prior to the merger shall be the core managers of the continuing or surviving entity;

(iv) any Subsidiary may merge or consolidate with any other corporation, provided that, immediately after giving effect to such merger or consolidation (a) a Wholly Owned Subsidiary shall be the continuing or surviving corporation, (b) no Default or Event of Default exists before or after such merger or consolidation and (c) the Company’s pro forma Leverage Ratio upon consummation of such consolidation or merger does not exceed 3.00 to 1.00; and

(v) the Company or any Subsidiary may enter into a merger or consolidation in connection with an Acquisition permitted by paragraph 6D(xi).

Notwithstanding anything to the contrary in this paragraph 6F, any surviving or newly acquired or created Subsidiary or Wholly Owned Subsidiary shall continue to be or shall become a Guarantor hereunder at the time of consummation of the merger or consolidation or acquisition of such Subsidiary.

6G. Transfer of Properties. The Company will not and will not permit any Subsidiary to Transfer, or agree or otherwise commit to Transfer, any of its Properties except that

(i) any Subsidiary may Transfer assets to the Company or a Wholly Owned Subsidiary;

(ii) the Company or any Subsidiary may collect its Receivables and sell inventory in the ordinary course of business;

(iii) the Company and any Subsidiary may sell investments permitted by paragraph 6D; and

(iii) the Company or any Subsidiary may otherwise Transfer Properties, provided that after giving effect thereto the aggregate value of any Properties Transferred during the 12 consecutive months immediately preceding such Transfer does not exceed 5% of Consolidated Tangible Assets as of the end of the fiscal quarter immediately preceding such Transfer, provided, however, that the aggregate purchase price paid within 90 days after any such Transfer for similar assets within the United States that are not subject to Liens (other than Permitted Liens) for borrowed money other than pursuant to this Agreement (before or after acquisition) will be deducted in determining this 5% limit.

Notwithstanding the foregoing, in no event may the Company or any Subsidiary Transfer any Mortgaged Property without the consent of the Required Holders. If requested by the Company in order to facilitate any Transfer which is permitted to be made under the terms of this paragraph 6G and Section 7.6 of the Credit Agreement or which has otherwise been consented to by the requisite holders of the Notes and the requisite banks under the Credit Agreement, the Collateral Agent shall be authorized to release its Lien on the Property or Properties to be Transferred.

6H. Reserved.

6I. Sale or Discount of Receivables. The Company will not and will not permit any Subsidiary to sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its Receivables.

6J. Related Party Transactions. The Company will not and will not permit any Subsidiary to directly or indirectly, purchase, acquire or lease any Property from, or sell, transfer or lease any property to any Related Party except upon terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those that could be obtained in an arm’s-length transaction with an unrelated third party; provided that the foregoing shall not apply to (A) any transaction between the Company and any Wholly Owned Subsidiary or between Wholly Owned Subsidiaries and (B) any sales to, or purchases from, any such Related Party of shares of common stock for cash consideration equal to the fair market value thereof (except pursuant to employee stock option, stock appreciation and similar stock-based incentive plans applicable to employees of the Company that have been approved by a majority of the Company’s outside directors).

6K. Issuance of Stock by Subsidiaries. The Company will not permit any Subsidiary (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such shares) to issue, sell or dispose of any of its Equity Interests except (i) for directors’ qualifying shares or other shares issued to comply with local ownership legal requirements (but not in excess of the minimum number of shares necessary to satisfy such requirement), and (ii) to the Company or a Wholly Owned Subsidiary.

6L. Subsidiary Restrictions. The Company will not and will not permit any Subsidiary to enter into, or be otherwise subject to, any contract, agreement or other binding obligation that directly or indirectly limits the amount of, or otherwise restricts (i) the payment to the Company of dividends or other redemptions or distributions with respect to its capital stock by any Subsidiary, (ii) the repayment to the Company by any Subsidiary of intercompany loans or advances or (iii) other intercompany transfers to the Company of property or other assets by Subsidiaries.

6M. Change of Business.

(i) The Company will not change, and will not permit any Subsidiary to change, in any material respect the nature of its business or operations from the business conducted by the Company and its Subsidiaries on the date hereof and will not engage, and will not permit any Subsidiary to engage directly or indirectly in any material business activity, or purchase or otherwise acquire any material Property, in either case not directly related to the conduct of its current business or operations or any business that is substantially similar, related or incidental thereto.

(ii) The Company will not permit SCS to acquire or own any Property not held by it on the Effective Date.

6N. Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to:

(i) declare, make, pay, or become obligated to make or pay, any dividend or other distribution (whether in cash, securities or other Property) on any Equity Interest in the Company or any of its Subsidiaries, except that (a) the Company may declare and pay dividends on its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends or make distributions ratably on their Equity Interests, (c) the Company may make payments pursuant to and in accordance with stock option plans or other compensation, incentive or bonus plans for directors, management or employees of the Company and its Subsidiaries that have been approved by a majority of the Company’s outside directors or the Compensation Committee of the Board of Directors of the Company; and (d) the Company may declare and pay cash dividends on shares of its outstanding Equity Interests so long as before and after giving pro forma effect to the payment of such dividends and any Indebtedness incurred in connection therewith, (x) no Default or matured Default has occurred and is continuing or would result therefrom, and (y) the Company would have been in compliance with the financial covenant set forth in paragraph 6A(1) as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered.

(ii) make any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Company or any Subsidiary, except that: (a) the Company may purchase, redeem, retire, acquire, cancel or terminate any of its Equity Interests up to the aggregate amount of $50,000,000, provided that (x) the Company’s pro forma Leverage Ratio following any such transaction shall be less than or equal to 2.75 to 1.00 and (y) the Company’s pro forma Available Liquidity following any such transaction shall be greater than or equal to $30,000,000; and (b) the Company may make purchases of Equity Interests in the Company pursuant to and in accordance with stock option plans or other compensation, incentive or bonus plans for directors, management or employees of the Company and its Subsidiaries; or

(ii) make any payments (other than scheduled payments) of principal of, premium, if any, or interest on or fees with respect to, any Indebtedness for borrowed money or letter of credit reimbursement obligations, or commitments to extend Indebtedness for borrowed money or issue letters of credit, if any Default or Event of Default exists at the time of any such payment or would result immediately following the making of any such payment.

6O. Most Favored Lender Status. (a) The Company will not enter into or permit any amendment to the Credit Agreement or any other Credit Document to include one or more Additional Covenants or Additional Defaults, unless prior written consent to such amendment shall have been obtained from the Required Holders; provided, however, in the event that the Company or any Subsidiary shall enter into, assume or otherwise become bound by or obligated under any such amendment without the prior written consent of the Required Holders, the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such amendment. The Company further covenants to promptly execute and deliver at its expense (including the reasonable fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holders evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults to which the Required Holders granted their consent; provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this paragraph 6O, but shall merely be for the convenience of the parties hereto.

(b) The Company will not enter into or amend any agreement governing or evidencing Indebtedness for borrowed money (other than the Credit Agreement and other than capital leases) in a principal amount committed or outstanding of $10,000,000 or more under one agreement, or a series of related agreements, that includes one or more Additional Covenants or Additional Defaults (other than covenants pertaining to the conversion of such Indebtedness to equity), unless prior to entering into such agreement or amendment, (i) the Company offered such Additional Covenant or Additional Default to the holders of the Notes and (ii) if the Required Holders have accepted such Additional Covenant or Additional Default, the Company has executed and delivered at its expense (including the reasonable fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement to include such Additional Covenants and Additional Defaults in this Agreement, provided that in no event shall the Company enter into or amend any agreement to restrict payments on the Notes or other Obligations or restrict the ability of the Company to enter into amendments and modifications of this Agreement or any other Note Documents without the prior written consent of the Required Holders; provided, further, however, in the event that the Company or any Subsidiary shall enter into, assume or otherwise become bound by or obligated under any such agreement that includes Additional Covenants or Additional Defaults, without executing and delivering such amendment to the holders of the Notes, the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement.

6P. Terrorism Sanctions Regulations. The Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

7. EVENTS OF DEFAULT.

7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i) the Company fails to pay any principal of, or Yield-Maintenance Amount payable with respect to, any Note (including without limitation any mandatory prepayment of principal required under paragraph 4A) as and when the same shall become due and payable, either by the terms thereof or otherwise as herein provided; or

(ii) the Company fails to pay any interest on any Note or any other amount payable hereunder or under any other Note Document and such failure shall continue for more than three days after the date due thereof; or

(iii) the Company or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity; provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds $5,000,000 or the equivalent amount in other currencies; or

(iv) any representation or warranty made by the Company herein or by the Company or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or

(v) the Company fails to perform or observe any term, covenant or agreement contained in paragraphs 5 or 6 (provided, however, to the extent the Company’s compliance with any term, covenant or agreement contained in paragraphs 5 or 6 is based upon the Company’s response to any request for information made by the holder of any Note or upon any determination to be made at the discretion of the holder of any Note, the Company shall have a reasonable period, not to exceed ten days, in which to comply with such request or determination); or

(vi) the Company fails to perform or observe any other term, covenant, agreement or condition contained herein or in any Collateral Document or other Note Document (other than a Default of the type describe in Paragraph 7A(v)) and such failure shall not be remedied within 30 days after the Company obtains actual knowledge thereof; or

(vii) the Company or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

(viii) any decree or order for relief in respect of the Company or any Subsidiary is entered under any Debtor Relief Laws of any jurisdiction; or

(ix) the Company or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences a voluntary case under the any Debtor Relief Law or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Subsidiary under any Debtor Relief Laws; or

(x) any such petition or application is filed, or any such proceedings are commenced, against the Company or any Subsidiary and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

(xi) any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xii) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with GAAP) or which requires the divestiture of Properties, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Subsidiaries (determined in accordance with GAAP) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xiii) one or more judgments or orders for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Company or any Subsidiary and either (i) enforcement proceedings to attach or levy against any assets of Company or such Subsidiary shall have been commenced by any creditor upon any such judgment or order, which proceedings are not promptly stayed; or (ii) such judgment or order remains in effect unsatisfied and unstayed for more than sixty (60) days after entry thereof; or

(xiv) (A) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (B) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any Commonly Controlled Entity a Plan may become a subject of such proceedings, (C) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $1,000,000, (D) the Company or any Commonly Controlled Entity shall have incurred or is reasonably expected to incur any material liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (E) the Company or any Commonly Controlled Entity withdraws from any Multiemployer Plan which creates an obligation of the Company in excess of $1,000,000, or (F) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would materially increase the liability of the Company or any Subsidiary thereunder; or

(xv) any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all of the Obligations, shall cease to be in full force and effect and the Company or any Subsidiary party thereto shall fail to cure the same within ten (10) days of written demand by the Collateral Agent, or the Company or any Subsidiary purports to revoke, terminate or rescind any Collateral Document; or

(xvi) any provision of any Guaranty, at any time after its execution and delivery thereof and for any reason other than as expressly permitted hereunder or satisfaction in full of all of the Obligations, shall cease to be valid and binding on the Guarantor party thereto other than satisfaction in full of all of the Obligations and such Guarantor shall fail to cure the same within ten (10) days of written demand by the holder of any Note, or a Guarantor shall so state in writing; or

(xvii) (i)  the Company shall fail to pay any amounts due under the Credit Agreement when due; (ii) the Company shall default in the performance of any term, provision or conditions contained in the Credit Agreement, or any other event shall occur or condition exist, the effect of which is to cause or permit the holders of the Bank Obligations to demand immediate payment of Bank Obligations; or (iii) any Bank Obligations shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or

(xviii) the Company or any Subsidiary shall (i) fail to pay when due any Swap Obligations owing to any Bank or any Affiliate of a Bank and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) breach any term, provision or condition contained in any Swap Agreement with any Bank or any Affiliate of a Bank and the effect of such failure or other event is to cause such Swap Agreement to be terminated or the related Swap Obligation to be declared or to become immediately due and payable;

(xix) the Company or any Subsidiary shall (i) fail to pay when due any Swap Obligations owing to any counterparty other than a Bank or Affiliate of a Bank and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) breach any term, provision or condition contained in any Swap Agreement with any counterparty other than a Bank or Affiliate of a Bank and the effect of such failure or other event is to cause such Swap Agreement to be terminated or the related Swap Obligation to be declared or to become immediately due and payable; provided that the aggregate Swap Obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration shall occur and be continuing exceeds $5,000,000 or the equivalent amount in other currencies;

then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, any holder of any Note may at its option, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any other kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate and notice of acceleration of maturity), all of which are hereby waived by the Company and (c) if such event is any Event of Default other than as specified in preceding clause (b), the Required Holders may at its or their option by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any other kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by the Company.

The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of the Yield-Maintenance Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

7B. Rescission of Acceleration. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holders may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Default or Event of Default or impair any right arising therefrom.

7C. Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

7D. Other Remedies. If any Default or Event of Default occurs and is continuing, in addition to those remedies set forth above, the Required Holders may exercise and enforce, on behalf of all holders of the Notes, all rights and remedies available to the holders of the Notes in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in the Note Documents or in aid of the exercise of any power granted in the Note Documents, and may direct the Collateral Agent in accordance with the Intercreditor Agreement to exercise on behalf of the holders of the Notes all rights and remedies available to the holders of the Notes under the Collateral Documents. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

7E. Application of Proceeds. After the exercise of remedies provided for in this paragraph 7 (or after the Notes have automatically become immediately due and payable), subject to the provisions of the Intercreditor Agreement, any amounts received by the holders of the Notes shall be applied ratably to the Obligations.

8. REPRESENTATIONS AND WARRANTIES. The Company represents, covenants and warrants as follows (all references to “Subsidiary” and “Subsidiaries” in this paragraph 8 shall be deemed omitted if the Company has no Subsidiaries at the time the representations herein are made or repeated):

8A. Organization; Authorization; Enforceability; No Contravention .

(i) The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware; each Subsidiary is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized; and the Company has and each Subsidiary has the power to own its respective Property and to carry on its respective business as now being conducted. As of the date hereof, the only Subsidiaries of the Company are the Existing Subsidiaries.

(ii) The execution, delivery and performance of this Agreement and the other Note Documents to which the Company or any of its Subsidiaries is a party are within the corporate or limited liability company power and authority of the Company and each of its Subsidiaries (as applicable) and have been duly authorized by all necessary corporate action by or on behalf of the Company and each of such Subsidiaries. This Agreement and each of the other Note Documents to which the Company or any of its Subsidiaries is a party has been duly executed and delivered by the Company and each of such Subsidiaries and constitute their legal, valid and binding obligations, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(iii) The execution, delivery and performance of this Agreement and the other Note Documents do not and will not (a) contravene the terms of the articles or certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, (b) violate any applicable statute, law, rule or regulation or any order, injunction, writ, judgment or decree of any court or governmental agency or authority or any arbitral award to which the Company or any of its Subsidiaries is bound or to which any of their respective Properties is subject, (c) violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or any of their respective Properties, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (d) result in the creation or imposition of any Lien on any Property of the Company or any of its Subsidiaries (other than in favor of the Collateral Agent).

8B. Financial Statements. The Company has furnished to each holder of the Notes, in each case certified by a principal financial officer of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2013 and December 31, 2014, and consolidated statements of income, cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for each such year, all reported on by KPMG LLP or another nationally recognized public accounting firm. All of the financial statements delivered to each holder of the Notes pursuant to this paragraph 8B (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with GAAP consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and its Subsidiaries as of the dates thereof, and the statements of income, cash flows and stockholders’ equity fairly present the results of the operations of the Company and its Subsidiaries and their cash flows for the periods indicated. There has been no material adverse change in the business, property or assets, condition (financial or otherwise) operations or prospects of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which financial statements have been furnished.

8C. Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which, taking into account and giving effect to any applicable insurance coverage, could reasonably be expected to result in any material adverse change in the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company, or any of its Subsidiaries which purports to affect the validity or enforceability of this Agreement or any other Note Document.

8D. Outstanding Indebtedness. Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness except as permitted by paragraph 6C. There exists no default under the provisions of any instrument evidencing any such permitted Indebtedness or any agreement relating thereto

8E. Title to Properties. SMF has good and marketable title to each of the Mortgaged Properties, subject only to Excepted Liens. The Company and each of its Subsidiaries have good title to all of their other respective Properties, including the Personal Property Collateral reflected in the most recent audited balance sheet referred to in paragraph 8B (other than Properties disposed of in the ordinary course of business, free and clear of all Liens other than Permitted Liens, except where the failure to have such title or interest could not reasonably be expected to have a material adverse effect on the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. None of the foregoing Properties is subject to any interests which could materially adversely affect the intended use of such Properties. All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect. SCS does not own any Properties other than any common law rights in its corporate name.

8F. Taxes. The Company has and each of its Subsidiaries (i) has filed all federal income tax returns which are required to be filed, (ii) to the best knowledge of the Authorized Officers of the Company and its Subsidiaries, has filed all state and other material income tax returns which are required to be filed, and (iii) has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

8G. Conflicting Agreements and Other Matters. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, condition (financial or otherwise) or operations. Neither the execution nor delivery of this Agreement or any other Note Documents, nor the offering, issuance and sale of any of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and thereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or by-laws of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject. Except as set forth in the Credit Agreement, neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company of the type to be evidenced by the Notes.

8H. Offering of Notes. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

8I. Use of Proceeds. None of the proceeds of the sale of any Notes will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is then currently a margin stock. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. None of the proceeds of the sale of any Notes will be used to finance any offer to purchase, or any purchase of, Equity Interests in any other Person, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such Equity Interests, if such Equity Interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such Equity Interests, securities or rights (other than margin stock) representing less than 5% of the Equity Interests or beneficial ownership of such Person for portfolio investment purposes, if such offer or purchase has not been duly approved by the Equity Interest holders or the board of directors or equivalent governing body of such other Person prior to the date on which the Company requests that any Notes be purchased.

8J. ERISA. The Company and each Commonly Controlled Entity have satisfied the minimum funding standard (as defined in section 302 of ERISA and section 412 of the Code), with respect to each Plan (other than a Multiemployer Plan), and no waiver of such minimum funding standard has been sought or granted. No liability to the PBGC has been or is expected by the Company or any Commonly Controlled Entity to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company or any Commonly Controlled Entity which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. The funding target attainment percentage (as defined in section 303(d) of ERISA and section 430(d) of the Code) for each Plan (other than a Multiemployer Plan) is not less than 80 percent. Neither the Company nor any Commonly Controlled Entity has incurred or currently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation of each Purchaser in paragraph 9B as to the source of funds to be used by it to purchase any Notes.

8K. Governmental Consent. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the execution and delivery of this Agreement or any other Note Documents, or the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or any action by or notice to or filing with any court or administrative or governmental or regulatory body (other than routine filings after the closing day for any Notes with the SEC and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement or other Note Documents, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or thereof, except for filings with governmental bodies required in order to perfect the Collateral Agent’s Liens on the Collateral.

8L. Environmental Compliance. The Company and its Subsidiaries and all of their respective Properties and facilities have complied at all times and in all respects with all federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations relating to protection of the environment except, in any such case, where failure to comply could not be reasonably expected to result in a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

8M. Investment Company Status. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended.

8N. Reserved.

8O. Rule 144A. The Notes are not of the same class as securities of the Company, if any, listed on a national securities exchange, registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

8P. Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to the Purchasers, any other holders of the Notes by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Company can now reasonably foresee) materially adversely affect the business, property or assets, condition (financial or otherwise) or operations of the Company or any of its Subsidiaries taken as a whole and which has not been set forth in this Agreement

8Q. Delivery of Credit Agreement. The Company has delivered to each Purchaser prior to the date hereof a true, correct and complete copy of the Credit Agreement, including all amendments and waivers of any provision thereof.

8R. Hostile Tender Offers. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

8S. Interstate Commerce Act. Neither the Company nor any Subsidiary is a “rail carrier” or a person controlled by or affiliated with a “rail carrier” within the meaning of Title 49, U.S.C., and the Company is not a “carrier” to which 49 U.S.C. Section 11301(b)(1) is applicable.

8T. Solvency. Each of the Company and each Guarantor (assuming with respect to each Guarantor that the fraudulent transfer savings language contained in the Guaranty applicable to it will be given full effect) is, and after the issuance and sale of each Note hereunder will be, Solvent.

8U. Security Interests.

(i) The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in such Security Agreement) and, when financing statements in appropriate form are filed in the applicable UCC filing offices, the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such portion of the Personal Property Collateral in which a security interest may be perfected by the filing of one or more financing statements under the UCC, in each case prior and superior in right to any other Person, other than Permitted Liens.

(ii) Each Mortgage with respect to a related Mortgaged Property is or will be effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien on such Mortgaged Property and, when appropriate filings or registrations are made with the county clerk or recorder of the county in which such Mortgaged Property is located, such Mortgage will constitute a fully perfected Lien on all right, title and interest of the Company in such Mortgaged Property, prior and superior in right to any other Person, other than Excepted Liens.

8V. Foreign Assets Control Regulations, Etc.

(a) Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b) No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.

(c) Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d) (1) Neither the Company nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union;

(2) To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(3) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

8W. Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company or any Subsidiary, in such amounts, after giving effect to any self-insurance compatible with the following standards, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or any Subsidiary operates. The insurance coverage of the Company and its Subsidiaries as in effect on the Effective Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 8W.

8X. Compliance With Laws. Neither the Company nor any Subsidiary is (i) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (ii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental and Safety Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Paragraph 8V), which default or violation could reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

8Y. Qualified ECP Guarantor. Each of the Company and each Guarantor is a Qualified ECP Guarantor as of the Effective Date and will be a Qualified ECP Guarantor as of the effective date of each Specified Swap Agreement.

9. REPRESENTATIONS OF THE PURCHASERS.

Each Purchaser represents as follows:

9A. Nature of Purchase. Such Purchaser is not acquiring the Notes purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control.

9B. Source of Funds. At least one of the following statements is an accurate representation as to each source of funds (the “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(i) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii) the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1 or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or

(v) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi) the Source is a governmental plan; or

(vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

10. DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

10A. Yield-Maintenance Terms.

“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Designated Spread” shall mean 0%.

“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note, the Designated Spread over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date on the Treasury Yield Monitor page of Standard & Poor’s MMS – Treasury Market Insight (or, if S & P shall cease to report such yields in MMS – Treasury Market Insight or shall cease to be Prudential Capital Group’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Capital Group’s customary source of such information), or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15(519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities. The Reinvestment Yield shall be rounded to that number of decimal places as appears in the coupon of the applicable Note.

“Remaining Average Life” shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Yield-Maintenance Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

10B. Other Terms.

“Acceptable Security Interest” in any Property of the Company or any of its Subsidiaries shall mean a Lien which (a) exists in favor of the Collateral Agent for the benefit of the Secured Parties; (b) is valid; (c) has been duly perfected and is enforceable against the Company and the Property covered thereby in preference to any rights of any Person therein, other than Permitted Liens; (d) is superior to all other Liens except Permitted Liens; and (e) secures the Obligations and the Bank Obligations on a pari passu basis.

“Acquisition” shall mean any transaction, or any series of related transactions, consummated on or after the Effective Date, by which the Company or one or more of its Subsidiaries (i) acquires all or substantially all of any going business or all or substantially all of the assets of any firm, corporation, partnership or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a corporation which have ordinary voting power for the election of directors (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding Equity Interests of a partnership or limited liability company.

“Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in paragraph 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the lenders under the Credit Agreement or any other agreement governing or evidencing Indebtedness in an aggregate principal amount committed or outstanding of $10,000,000 or more (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenants in paragraph 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement.

“Additional Default” shall mean any default or similar provision applicable to the Company or any Subsidiary the result of which is to accelerate, or permit the acceleration (with the passage of time or giving of notice or both) of the maturity of the Indebtedness subject to such default or provision, or otherwise requires any Company or any Subsidiary to repay, redeem or purchase the Indebtedness subject to such default or provision prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the lenders under the Credit Agreement or any other agreement governing or evidencing Indebtedness in an aggregate principal amount committed or outstanding of $10,000,000 or more (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement.

“Adjusted EBITDAR” shall mean EBITDAR as it may be adjusted by the Required Holders in the reasonable exercise of their sole discretion to include (i) pro forma additions related to Permitted Acquisitions and (ii) certain non-recurring charges and/or extraordinary items proposed by the Company to be included in EBITDAR. Following the closing of any Permitted Acquisition, the calculation of EBITDAR may be adjusted to take into account the financial impact of such Permitted Acquisition as if such Permitted Acquisition had occurred prior to, and the Subsidiary or Property acquired pursuant to such Permitted Acquisition had been owned by the Company or one of its consolidated Subsidiaries throughout, the entire calculation period prior to the date as of which such calculation is being made, but any such adjustment shall be calculated by the Required Holders in the reasonable exercise of their sole discretion.

“Affiliate” shall mean any Person directly or indirectly controlling, controlled by, or under the direct or indirect common control with, the Company. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting Equity Interests, by contract or otherwise.

“Anti-Corruption Laws” is defined in paragraph 8V(d).

“Anti-Money Laundering Laws” is defined in paragraph 8V(d).

“Authorized Officer” shall mean in the case of the Company, its chief executive officer, its chief financial officer or any other officer of the Company involved principally in the financial operations of the Company and designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company ‘s chief executive officer or chief financial officer and delivered to each holder of any Notes. Any action taken under this Agreement on behalf of the Company by any individual who on or after the Effective Date shall have been an Authorized Officer of the Company and whom the holders of the Notes in good faith believe to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company. Any document, agreement, instrument, certificate or notice signed by an Authorized Officer shall be deemed signed by the Authorized Officer in his or her capacity as an officer of the Company and not in his or her individual capacity; provided, however, that any certificate signed by an Authorized Officer on behalf of the Company shall be given by such Authorized Officer to the best of his or her actual personal knowledge.

“Available Liquidity” shall mean, as of any calculation date, the unused portion of revolving credit commitments available under the Credit Agreement plus net cash on hand of the Company and its Subsidiaries.

“Bank” shall mean a financial institution party to the Credit Agreement.

“Bank Guaranty Agreement” shall mean (i) the Fourth Restated Guaranty Agreement of SMF, LinkEx and Saia Metrogo to be executed and delivered by SMF, LinkEx and Saia Metrogo as of the Effective Date pursuant to the Credit Agreement, and (ii) any other guaranty agreement or other instrument at any time executed and delivered by a Guarantor to guarantee payment and performance of the Bank Obligations.

“Bank Obligations” shall mean all Indebtedness, including interest accrued thereon, and all other liabilities, obligations and indebtedness of the Company and any of its Subsidiaries under the Credit Agreement and all other Credit Documents.

“Blocked Person” is defined in paragraph 8V(a).

“Business Day” shall mean any day other than (i) a Saturday or a Sunday, and (ii) a day on which commercial banks in New York City are required or authorized to be closed.

“Capital Expenditures” shall mean, for any applicable period of determination, the aggregate amount of all expenditures of the Company and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures.

“Capital Lease” shall mean all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

“Capitalized Lease Obligation” shall mean any rental obligation which, under GAAP, is or will be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with GAAP.

“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

“Collateral” shall mean, collectively, (i) the Personal Property Collateral, (ii) the Mortgaged Properties, and (iii) any other Property in which the Collateral Agent is at any time granted a Lien as security for the Obligations.

“Collateral Agent” shall mean Bank of Oklahoma, N.A., in its capacity as collateral agent for the Banks, the holders of the Notes and the other Secured Parties pursuant to this Agreement and the Intercreditor Agreement, or any successor collateral agent appointed pursuant to Section 4.9 of the Intercreditor Agreement.

“Collateral Documents” shall mean the Security Agreement, the Mortgages and each other document, instrument or agreement executed in connection therewith or otherwise executed in order to secure all or a portion of the Obligations.

"Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §§ 1 et seq.).

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 414(b) or 414(c) of the Code.

“Consolidated” and “consolidated” shall mean the consolidation of the accounts of the Company and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the audited financial statements referred to in paragraph 8B.

“Contingency Reserve” shall mean accruals (other than de minimis accruals) for matters of a contingent nature that are generally infrequent or unusual and not in the ordinary course of the Company’s or its Subsidiaries’ businesses, excluding reserves for the Company’s and its Subsidiaries’ workers’ compensation and bodily injury and property damage programs.

“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Credit Agreement” shall mean the Fifth Amended and Restated Credit Agreement, dated as of the Effective Date, among the Company, the lender parties thereto and the Bank of Oklahoma, as agent for such lenders, as amended or otherwise modified from time to time, and any credit facility replacing or refinancing such Agreement.

“Credit Documents” shall mean, collectively, the Credit Agreement, the Credit Agreement Guaranty, the promissory notes and letters of credit (and the application and/or reimbursement agreement executed by the Company in connection with the issuance of same) issued pursuant to the Credit Agreement, and any and all other instruments executed or delivered by the Company and its Subsidiaries in connection with the foregoing, together with all amendments, substitutions, renewals and extensions thereof.

“Credit Agreement Guaranty” shall mean any guaranty agreement or other instrument at any time executed and delivered by a Guarantor to guarantee payment and performance of any of the Bank Obligations.

“Credit Parties” shall mean the Company and each Guarantor.

“Debtor Relief Laws” shall mean (i) the United States Bankruptcy Code, (ii) all other laws relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency or reorganization, and (iii) all other similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default Rate” shall mean, for any Series of Notes at any time upon the occurrence of an Event of Default and until such Event of Default has been cured or waived in writing, a rate of interest per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law and (ii) the greater of (a) 2% over the stated interest rate for such Series of Notes and (b) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York from time to time as its “base” or “prime” rate.

“EBITDAR” shall mean, for any period, the sum of Net Income, plus, to the extent deducted in the determination of Net Income, (i) all provisions for federal, state and other income tax of the Company and its Subsidiaries (ii) Interest Expense, (iii) provisions for depreciation and amortization, (iv) Rental Expense, (v) any non-cash items decreasing Net Income for such period (excluding any writedown or write-off of Receivables), (vi) any extraordinary charges for such period and non-recurring or unusual charges for such period, (vii) any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of Swap Agreements, (viii) restructuring charges, costs, expenses and reserves or increases to existing reserves (including severance costs, relocation costs, integration costs, other business optimization costs, expenses or reserves, costs related to the closure or consolidation of facilities or curtailments, and modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities)), but not exceeding $5,000,000 in any period of four consecutive fiscal quarters, (ix) nonrecurring reasonable transactions costs or expenses related to any issuance of Equity Interests, any investment, Acquisition or disposition outside the ordinary course of business, and (x) non-cash earn-out obligations incurred during such period in connection with any Acquisition permitted under Section 6D, excluding (a) any gains or losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets), (b) any gains resulting from the write-up of assets, (c) any earnings of any Person acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise for any period prior to the date of Acquisition, (d) any deferred credit representing the excess of equity in any such Subsidiary at the date of Acquisition over the cost of the investment in such Subsidiary, (e) any gains or losses from the acquisition of securities or the retirement or extinguishment of Indebtedness, (f) any gains on collections from the proceeds of insurance policies or settlements, (g) any restoration to income of any Contingency Reserve, except to the extent that provision for such reserve was made out of income accrued during such period, (h) any income, gain or loss during such period from any discontinued operations or the disposition thereof, from any extraordinary items or from any prior period adjustments, (i) to the extent not already accounted for in sections (a) through (h) above, any other non-cash gains for such period, and (ii) any interest of the Company or any Subsidiary in the undistributed earnings (but not losses) of any Person which is not a Subsidiary of the Company, which in the aggregate will be deducted only to the extent they are positive, adjusted for minority interests in Subsidiaries.

“Effective Date” shall mean March 6, 2015.

“Environmental and Safety Laws” shall mean all laws relating to pollution, the release or other discharge, handling, disposition or treatment of Hazardous Materials and other substances or the protection of the environment or of employee health and safety, including without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 7401 et. seq.), the Clean Air Act (42 U.S.C. Section 401 et. seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et. seq.) and the Emergency Planning and Community Right-To-Know Act (42 U.S.C. Section 11001 et. seq.), each as the same may be amended and supplemented.

“Equity Interests” shall mean, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

“Event of Default” shall mean any of the events or circumstances specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” shall mean any of such events, whether or not any such requirement has been satisfied.

“Excepted Liens” shall mean the following Liens against Properties of the Company or any of its Subsidiaries: (i) deposits to secure payment of worker’s compensation, unemployment insurance and other similar benefits; (ii) Liens for property taxes not yet due or the validity or amount of which are being contested in good faith by appropriate proceedings and against which the Company has established reserves in conformity with GAAP; (iii) statutory Liens which (A) are being contested in good faith by appropriate legal proceedings and against which the Company has established reserves in conformity with GAAP or (B) arise in the ordinary course of business and secure obligations which are not yet due and not in default; (iv) Liens to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction, government or sales contracts and other similar obligations or otherwise to satisfy statutory or legal obligations, provided that in each such case such Liens (A) were not incurred or made in connection with the incurrence or maintenance of Indebtedness, the borrowing of money, the obtaining of advances or credit, and (B) do not in the aggregate materially detract from the value of the Property so encumbered or materially impair the use thereof in the operation of its business; (v) title defects, title irregularities, easements, zoning restrictions, rights-of-way, encroachments, encumbrances on real property imposed by law or arising in the ordinary course of business and other title matters of a minor nature that in each case do not secure any monetary obligations and do not materially detract from the value of the affected Property or materially impair or interfere with the use thereof in the ordinary course of business; and (vi) Liens resulting from any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute an Event of Default pursuant to paragraph 7A(iii).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

"Excluded Swap Obligation” means (a) with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) and (b) with respect to the Company, any Swap Obligation of any Guarantor if, and to the extent that, all or a portion of the liability of the Company with respect to, or the grant of the Company of a security interest to secure, as applicable, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), by virtue of such Guarantor’s (in the case of (a)) or the Company’s (in the case of (b)) failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor or the Company), at the time the guarantee of such Guarantor, liability of the Company, or grant of such security interest by the Company or such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Obligation, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Obligations for which such guarantee or security interest or joint and several liability, as applicable, is or becomes illegal.

“Existing Subsidiaries” shall mean each of SCS, SMF, LinkEx and Saia Metrogo.

“Fixed Charge Coverage Ratio” shall mean, for any period of determination, the ratio of (i) Net Cash Flow for such period to (ii) Total Debt Service for the same period.

“GAAP” shall have the meaning set forth in paragraph 10C.

“Governmental Authority” means

(a)	the government of

(i) the United States of America or any state or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

"Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the "primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. For the avoidance of doubt, for purposes of determining any Guarantee Obligations of any Guarantor pursuant to any Guaranty, the definition of “Specified Swap Agreement” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, if applicable) any Excluded Swap Obligation of such Guarantor.

“Guarantors” shall mean (i) SMF, LinkEx and Saia Metrogo, (ii) any other Subsidiary hereafter formed or acquired by the Company, and (iii) any other Person that becomes a guarantor of all or a portion of the Obligations.

“Guaranty Agreement” shall mean (i) the Second Amended and Restated Guaranty Agreement, in substantially the form of Exhibit C hereto, executed and delivered by SMF, LinkEx and Saia Metrogo as of the Effective Date, and (ii) any other guaranty agreement or other instrument at any time executed and delivered by a Guarantor to guarantee payment and performance of the Obligations.

“Hazardous Materials” shall mean (i) any material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous material,” “toxic substances” or any other formulations intended to define, list or classify substances by reason of their deleterious properties, (ii) any oil, petroleum or petroleum derived substances, (iii) any flammable substances or explosives, (iv) any radioactive materials, (v) asbestos in any form, (vi) electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million, (vii) pesticides or (viii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental agency or authority or which may or could pose a hazard to the health and safety of persons in the vicinity thereof.

“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity.

“including” shall mean, unless the context clearly requires otherwise, “including without limitation.”

“Indebtedness” shall mean with respect to any Person without duplication, (1) indebtedness or liability for borrowed money; (2) obligations evidenced by bonds, debentures, notes, or other similar instruments; (3) obligations for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (4) redemption obligations in respect of mandatorily redeemable Preferred Stock; (5) obligations as lessee under Capital Leases; (6) the amount of unfunded benefit liabilities (as defined in section 4001(a)(18) of ERISA); (7) obligations under acceptance facilities; (8) obligations under sale/leaseback transactions; (9) Swap Obligations; (10) obligations secured by any Liens (other than Excepted Liens), whether or not the obligations have been assumed; and (11) Guarantee Obligations with respect to liabilities of a type described in any of clauses (1) through (10) above.

“INHAM Exemption” shall have the meaning set forth in paragraph 9B.

“Intercreditor Agreement” shall mean the Intercreditor and Collateral Agency Agreement, dated as of June 26, 2009, by and among the Purchasers, the lenders from time to time parties to the Credit Agreement, Bank of Oklahoma, N.A., in its capacity as administrative agent for such lenders, and the Collateral Agent, as amended or modified from time to time.

“Interest Expense” shall mean, with respect to any period, the sum, without duplication, of (i) all interest and prepayment charges in respect of any Indebtedness (including imputed interest in respect of Capitalized Lease Obligations and net costs of interest rate Swap Agreements) deducted in determining Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Net Income for such period, plus (ii) all debt discount and expenses amortized or required to be amortized in the determination of Net Income for such period.

“Leverage Ratio” shall mean, as of the last day of any completed fiscal quarter of the Company, the ratio of (i) Total Consolidated Indebtedness as of such date to (ii) Adjusted EBITDAR for the period of four (4) consecutive fiscal quarters ending on such date.

“Lien” shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), of preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

“LinkEx” means LinkEx, Inc., a Texas corporation.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Mortgage” shall mean, as to each Mortgaged Property, a real estate mortgage, deed of trust or other instrument to be executed by the Company or a Subsidiary in favor of the Collateral Agent in order to grant the Collateral Agent a Lien thereon to secure the Obligations and the Bank Obligations.

“Mortgaged Properties” shall mean (i) the terminal facilities located on the tract or tracts of land more particularly described on Schedule 5N attached hereto, and (ii) any other real Properties (in addition to those described in the foregoing clause (i) in which a Lien may at any time be granted to the Collateral Agent to secure the Obligations. As to each of such Properties, the term “Mortgaged Property” includes all land, buildings, structures, improvements, fixtures, and other property rights relating thereto which are considered real property under the laws of the state or jurisdiction in which such Property is located.

“Multiemployer Plan” shall mean any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC Annual Statement” shall have the meaning set forth in paragraph 9B.

“Net Cash Flow” shall mean Adjusted EBITDAR less the sum of Rental Expense, cash taxes, Unfinanced Capital Expenditures, dividends and distributions paid by the Company and treasury stock purchases (to the extent permitted by paragraph 6N).

“Net Income” shall mean, for any period of determination, with respect to the Company and its Subsidiaries (other than any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise), the cumulative Consolidated net income earned during such period as determined in accordance with GAAP.

“Note Documents” shall mean this Agreement, the Notes, the Guaranty Agreement, the Collateral Documents, the Intercreditor Agreement, and all other instruments, certificates, documents and other writings now or hereafter executed and delivered by the Company, any Subsidiary of the Company or any other Person pursuant to or in connection with any of the foregoing or any of the transactions contemplated thereby, and any and all amendments, restatements supplements and other modifications to any of the foregoing.

“Notes” shall have the meaning specified in paragraph 1.

“Obligations” shall mean all liabilities, obligations and indebtedness, of every kind and description and howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now existing or hereafter arising, and whether joint, several, or joint and several, of the Company or any Subsidiary to the holders of the Notes arising under or evidenced by this Agreement, the Notes and the other Note Documents, including principal, interest (including interest accruing on the Notes after the commencement of any proceeding under any Debtor Relief Laws, notwithstanding any provision or rule of law which might restrict the rights of the holders of the Notes, as against the Company or any other Person, to collect such interest), Yield-Maintenance Amount, indemnification and all administrative fees, legal fees and other fees and expenses payable to the holders as set forth in this Agreement and the other Note Documents.

“OFAC” is defined in paragraph 8V(a).

“OFAC Listed Person” is defined in paragraph 8V(a).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.

“Operating Lease” shall mean any lease of any property (whether real, personal or mixed) which is not a Capital Lease.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” shall mean an Acquisition permitted under paragraph 6D(xi).

“Permitted Liens” shall mean those Liens described in subsections (i) through (v) of paragraph 6B.

“Person” shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, or other entity of whatever nature.

“Personal Property Collateral” shall mean all of the following items and types of personal property of the Company and its Subsidiaries, of every kind and character, whether now owned and existing or hereafter acquired or arising, wherever located, together with all accessions thereto, substitutions and replacements therefor, and all proceeds (including insurance proceeds) and products thereof: (i) all Receivables, contracts, contract rights, electronic chattel paper, tax refunds, indemnification rights, warranty claims, commercial tort claims, and general intangibles, (ii) all Rolling Stock, furniture, fixtures, machinery, equipment, tools, tooling, inventory and other goods, (iii) all patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, software license rights, and other intellectual property rights, (iv) all securities, financial assets and other investment property, (v) all promissory notes, instruments, chattel paper and documents, (vi) all letter-of-credit rights, (vii) all as-extracted collateral, (viii) all deposit accounts and certificates of deposit, (ix) all cash, cash equivalents and money, and (x) all Equity Interests held by the Company in its Subsidiaries.

“Plan” shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any Commonly Controlled Entity.

“Preferred Stock” shall mean any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

“Property” shall mean any asset or property, whether real, personal or mixed, tangible or intangible, which is now or at any time hereafter owned, operated or leased by the Company or any Subsidiary.

“Prudential” shall mean The Prudential Insurance Company of America.

“Prudential Affiliate” shall mean (a) any corporation or other entity controlling, controlled by, or under common control with, Prudential, or (b) any managed account or investment fund which is managed by Prudential or a Prudential Affiliate described in clause (a) of this definition. For purposes of this definition, the terms “control”, “controlling” and “controlled” shall mean the ownership, directly or through subsidiaries, of a majority of a corporation’s or other entity’s voting stock or equivalent voting securities or interests.

“Purchasers” shall have the meaning assigned to such term in the initial paragraph of this Agreement.

“QPAM Exemption” shall have the meaning set forth in paragraph 9B.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, the Company and each Guarantor that is not an individual and (a) that has total assets exceeding $10,000,000 at the time the relevant Guarantee Obligation or grant of the relevant security interest becomes effective with respect to such Swap Obligation or (b) that otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable” means any account, account receivable or other right to payment.

“Related Party” shall mean (i) any Shareholder, (ii) any executive officer or director of the Company, (iii) all individuals to whom such Persons are related by blood, adoption or marriage and (iv) all Affiliates of the foregoing Persons.

“Rental Expense” shall mean with reference to any period, the aggregate amount of all payments for rent or additional rent (including all payments for taxes and insurance made directly to the lessor, but excluding payments for maintenance, repairs, alterations, construction, demolition and the like) for which the Company or Subsidiaries are directly or indirectly liable (as lessee or as guarantor or other surety) under all Operating Leases in effect at any time during such period.

“Reportable Event” shall mean any of the events set forth in section 4043(b) of ERISA or the regulation thereunder, a withdrawal from a plan described in Section 4063 of ERISA, or a cessation of operations described in section 4062(e) of ERISA.

“Required Holders” shall mean the holder or holders of at least 51% of the aggregate principal amount of the Notes outstanding at such time.

“Rolling Stock” means new and used trucks, tractors, trailers, lifts and forklifts, together with all attachments and accessions to any of the foregoing, owned by the Company and its Subsidiaries and used or useable in the operation of their respective businesses.

“Saia Metrogo” means Saia Metrogo, LLC, a Texas limited liability company.

“S & P” shall mean Standard & Poor’s Financial Services LLC and its successors.

"SCS” means SCS Transportation, Inc., a Delaware corporation.

“SEC” shall mean the Securities and Exchange Commission (or any governmental body or agency succeeding to the function of the Securities and Exchange Commission).

“Secured Parties” shall mean (i) all holders of the Notes, (ii) all other Persons from time to time holding any of the Obligations or a participation therein, (iii) the administrative agent under the Credit Agreement, (iv) all Persons from time to time holding any of the Bank Obligations or a participation therein, including any counterparty to a Specified Swap Agreement or a Treasury Management Agreement and (v) the beneficiaries of each indemnification obligation undertaken by the Company under any Note Document or any Credit Document.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean the Second Amended and Restated Security Agreement, dated as of the Effective Date, by and among the Company and each of the Existing Subsidiaries (other than SCS) and the Collateral Agent.

“Series” shall have the meaning specified in paragraph 1.

“Series B Note(s)” shall have the meaning specified in paragraph 1.

“Series C Note(s)” shall have the meaning specified in paragraph 1.

“Shareholder” shall mean any Person who owns, beneficially or of record, directly or indirectly, at any time during any year with respect to which a computation is being made, either individually or together with all persons to whom such Person is related by blood, adoption or marriage, 5% or more of the outstanding Equity Interests of the Company which by the terms thereof have ordinary voting power under ordinary circumstances to elect a majority of the board of directors of the Company.

“Significant Holder” shall mean (i) Prudential, so long as Prudential or any Prudential Affiliate shall hold (or be committed under this Agreement to purchase) any Note or (ii) any other holder of at least 5% of the aggregate principal amount of the Notes from time to time outstanding.

“SMF” shall mean Saia Motor Freight Line, LLC, a Louisiana limited liability company (formerly Saia Motor Freight Line, Inc.).

“Solvent” shall mean, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Specified Swap Agreement” means any Swap Agreement in respect of interest rates, currency exchange rates, commodities, weather, power or emissions entered into by the Company or any Guarantor and any Person that is a Bank or an Affiliate of a Bank at the time such Swap Agreement is entered into (or, in respect of any Swap Agreement entered into prior to the Effective Date, any Person that was a Bank or an Affiliate of a Bank on the Effective Date), which has been designated as a “Specified Swap Agreement” by such Bank and the Company, by notice to the administrative agent under the Credit Agreement not later than 15 days after the later of (i) the Effective Date and (ii) the execution and delivery by the Company or any Guarantor of such Swap Agreement (or such later date agreed by such Bank and the Company, but in no event more than 30 days after such later date referred to above); provided that for purposes of determining any Guarantee Obligations of any Guarantor pursuant to the applicable Guaranty, the definition of “Specified Swap Agreement” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, if applicable) any Excluded Swap Obligation of such Guarantor.

“Subsidiary” of a Person shall mean any corporation, association, partnership or other business entity of which more than 50% of the outstanding Equity Interests having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time Equity Interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Company.

"Swap Agreement” means, any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, including any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

"Swap Obligations” means, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction. For the purposes of this Agreement, the amount of the obligation under any Swap Agreement shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap Agreement had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap Agreement provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Tangible Assets” shall mean the consolidated assets of the Company and its Subsidiaries less, without duplication, (i) all intangible assets, including goodwill, licenses, organizational expense, unamortized debt discount and expense carried as an asset, and any write-up in the book value of assets, and (ii) all reserves for depreciation and other asset valuation reserves (but excluding reserves for federal, state, and other income taxes), net of accumulated amortization.

“Total Consolidated Indebtedness” shall mean, as of any calculation date, the Consolidated Indebtedness of the Company and its Subsidiaries as of such date plus six (6) times Rental Expense for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date.

“Total Debt Service” shall mean for any period the sum of (i) Interest Expense (whether or not scheduled interest payments are prepaid), (ii) scheduled principal payments on long-term debt (whether or not scheduled principal payments are prepaid) and (iii) Capital Lease payments.

“Transfer” shall mean, with respect to any item of Property, the sale, exchange, conveyance, lease, transfer or other disposition of such item.

“Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

"Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services by any depository or financial institution to the Company or any of its Subsidiaries, including deposit accounts, funds transfer, overdrafts, credit or debit cards, purchasing cards, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“UCC” shall mean the Uniform Commercial Code as adopted and in effect in the State of Oklahoma or any other relevant jurisdiction.

“Unfinanced Capital Expenditures” means, for any period of determination, all Capital Expenditures of the Company and its Subsidiaries which are not funded with borrowed money.

“USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001, as amended from time to time, and the rules and regulations promulgated hereunder from time to time in effect.

“U.S. Economic Sanctions” is defined in paragraph 8V(a).

“Wholly Owned Subsidiary” shall mean, with respect to the Company, any Subsidiary (i) all of the Equity Interests of which are, at the time as of which any determination is being made, owned by the Company either directly or through one or more other Wholly Owned Subsidiaries, and (ii) which has outstanding no options, warrants, rights or other securities entitling the holder thereof (other than the Company or a Wholly Owned Subsidiary) to acquire any Equity Interests in such Subsidiary.

10C. Accounting Principles, Terms and Determinations. References in this Agreement to “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial data, statements and certificates and reports as to financial matters required to be furnished hereunder (including financial ratios and other financial calculations) shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements referred to in clause (i) of paragraph 8B. If at any time any Accounting Change (as defined below) would affect the computation of any financial ratio or other financial calculation set forth in this Agreement, (i) such ratio or calculation shall continue to be made in accordance with GAAP as in effect on December 31, 2014 and (ii) the Company shall provide to the holders of the Notes a reconciliation between such ratio or calculation made before and after giving effect to such Accounting Change. For purposes of this paragraph 10C, an “Accounting Change” means (A) any change in accounting principles required by GAAP and implemented by the Company, (B) any change in accounting principles recommended by the Company’s independent accountants; and (C) any change in carrying value of the Company’s or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from any adjustments that, in each case, were applicable to, but not included in, the audited financial statements referred to in paragraph 8B. Without limiting the foregoing, any changes to lease accounting that requires the assets and liabilities arising under operating leases to be recognized in any statement of financial position shall be excluded from such method of calculation for purposes hereof. For purposes of determining compliance with the financial covenants contained in paragraph 6A, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Accounting Standards Codification 825-10 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

10D. Terms Defined in UCC. Except as otherwise defined herein, terms used herein that are defined in Article 9 of the UCC are used herein with the same meanings.

10E. Construction. The following rules of interpretation and construction shall apply, unless the context otherwise requires: (a) all terms defined herein in the singular shall include the plural, as the context requires, and vice versa; (b) the descriptive headings of the sections of this Agreement are for convenience only and shall not be used in the construction of the content of this Agreement; (c) references to sections when used in this Agreement refer to specific sections of this Agreement; (d) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the term “or” is not exclusive; and (f) the term “including” (or any form thereof) is not intended to be limiting or exclusive; (g) any reference herein to any Person shall be construed to include such Person’s successors and assigns; and (h) any reference to any statute or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such statute or regulation, and any reference to any statute or regulation shall, unless otherwise specified, refer to such statute or regulation as amended, modified or supplemented from time to time. Unless the context requires otherwise, any definition of or reference herein to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

11. MISCELLANEOUS.

11A. Note Payments. The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City local time, on the date due) to (i) the account or accounts of such Purchaser, if any, as are specified in the Purchaser Schedule attached hereto, or (ii) such account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 11A. No holder shall be required to present or surrender any Note or make any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, the applicable holder shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office.

11B. Expenses. The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including:

(i) (A) all stamp and documentary taxes and similar charges, (B) costs of obtaining a private placement number from S&P for the Notes and (C) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case as a result of the execution and delivery of this Agreement or the issuance of the Notes;

(ii) document production and duplication charges and the reasonable fees and expenses of any special counsel engaged by Prudential or such Purchaser or such Transferee (other than any fees or expenses of such Purchaser or Transferee in connection with the transfer of any Note) in connection with (A) this Agreement and the transactions contemplated hereby and (B) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement, whether or not such the proposed action shall be effected or granted;

(iii) the costs and expenses, including financial advisory fees and reasonable attorneys’ fees, incurred by Prudential or such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of Prudential or such Purchaser’s or such Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case;

(iv) the costs and expenses, including the fees and charges of the Vehicle Title Service Company, all search, filing, recording, title insurance, appraisal, and environmental assessment fees and charges (and all taxes related thereto) and other out-of-pocket expenses, incurred by Prudential or such Purchaser or such Transferee in connection with administering the Collateral; and

(iv) any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

The Company will promptly pay or reimburse each Purchaser or holder of a Note (upon demand, in accordance with each such Purchaser’s or holder’s written instructions) for all fees and costs paid or payable by such Purchaser or holder to the SVO in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with the SVO or any successor organization acceding to the authority thereof.

The Company shall indemnify each holder of the Notes and each of its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the Notes, the other Note Documents, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or under the Notes, the other Note Documents, or the consummation of the transactions contemplated hereby or thereby, (ii) any Notes or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of the Company’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or Transferee and the payment of any Note.

11C. Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holders except that, (i) with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the time of payment of, or increase the rate of, interest on or any Yield-Maintenance Amount payable with respect to the Notes of such Series, and (ii) without the written consent of the holder or holders of all Notes at the time outstanding, (A) no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, and (B) all or substantially all of the Collateral securing the Obligations may not be released or subordinated. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $100,000, except as may be necessary to reflect any principal amount not evenly divisible by $100,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, and within five Business Days of receipt of such Notes, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, and within five Business Days of receipt of such Notes, execute and deliver the Notes which the holder making the exchange is entitled to receive. Each installment of principal payable on each installment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the installment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any installment or installments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

11E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on, and any Yield-Maintenance Amount payable with respect to, such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement, the other Note Documents and each confirmation of acceptance issued with each Series of Notes, embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

11G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not. Each Purchaser and each Transferee hereby agree that upon becoming a holder of any Note it shall become, without any further action on the part of such Person or the parties to the Intercreditor Agreement, a party to the Intercreditor Agreement and the terms of the Intercreditor Agreement shall bind and inure to the benefit of such Person.

11H. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.

11I. Notices. All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to Prudential or any Purchaser, addressed as specified for such communications in the Purchaser Schedule attached hereto or at such other address as Prudential or any such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to it at such address as it shall have specified in writing to the Company, or, if any such holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at 11465 Johns Creek Parkway, Johns Creek, GA 30097; provided, however, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the Purchaser Schedule or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

11J. Payments due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on, or Yield-Maintenance Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, then and in such event payment shall be made on the next succeeding Business Day, but shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

11K. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11L. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11M. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to Prudential, any Purchaser, to any holder of Notes or to the Required Holders, the determination of such satisfaction shall be made by Prudential, such Purchaser, such holder or the Required Holders, as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

11N. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

11O. Severalty of Obligations. The sales of Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations. No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

11P. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

11Q. Binding Agreement. When this Agreement is executed and delivered by the Company and the Purchasers, it shall become a binding agreement between the Company, the Purchasers, and their successors and assigns.

11R. Waiver of Jury Trial; Consent to Jurisdiction.

(i) THE COMPANY, PRUDENTIAL AND EACH HOLDER OF NOTES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION OF ANY CLAIM WHICH IS BASED HEREON, OR ARISES OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER NOTE DOCUMENTS, OR ANY TRANSACTIONS RELATING HERETO OR THERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE COMPANY, PRUDENTIAL OR THE HOLDERS OF THE NOTES. THE COMPANY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR PRUDENTIAL AND EACH PURCHASER TO BECOME A PARTY TO THIS AGREEMENT AND TO PURCHASE NOTES HEREUNDER.

(ii) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES, THE OTHER NOTE DOCUMENTS OR ANY TRANSACTIONS RELATING HERETO OR THERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE COMPANY, PRUDENTIAL OR THE HOLDERS OF NOTES MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND THE COMPANY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. THE COMPANY, PRUDENTIAL AND EACH HOLDER OF NOTES HEREBY IRREVOCABLY WAIVES ANY OBJECTIONS, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(iii) The Company hereby agrees that process may be served on it by certified mail, return receipt requested, to the addresses pertaining to it as specified in paragraph 11I or on Corporation Service Company, located at 80 State Street, Albany, NY 12207, and hereby appoints Corporation Service Company as its agent to receive such service of process. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against the Company if given by registered or certified mail, return receipt requested, or by any other means or mail which requires a signed receipt, postage prepaid, mailed as provided above. In the event Corporation Service Company shall not be able to accept service of process as aforesaid and if the Company shall not maintain an office in New York City, the Company shall promptly appoint and maintain an agent qualified to act as an agent for service of process with respect to the courts specified in paragraph 11R(ii), and acceptable to the Required Holders, as the Company’s authorized agent to accept and acknowledge on the Company’s behalf service of any and all process which may be served in any such action, suit or proceeding.

11S. Confidential Information. For the purposes of this paragraph 11S, “Confidential Information” means information delivered to Prudential or any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by Prudential or such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to Prudential or such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by Prudential or such Purchaser or any person acting on behalf of Prudential or such Purchaser, (c) otherwise becomes known to Prudential or such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to Prudential or such Purchaser under paragraph 5A that are otherwise publicly available. Prudential and each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by Prudential or such Purchaser in good faith to protect confidential information of third parties delivered to Prudential or such Purchaser, provided that Prudential or such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this paragraph 11S, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11S), (v) any Person from which Prudential or such Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11S), (vi) any federal or state regulatory authority having jurisdiction over Prudential or such Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about the investment portfolio of Prudential or such Purchaser or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to Prudential or such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which Prudential or such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent Prudential or such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under its Notes or this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this paragraph 11S as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this paragraph 11S.

11T. Transaction References. The Company agrees that Prudential may (i) refer to its role in connection with the purchase of the Notes from the Company, as well as the identity of the Company and the aggregate principal amount and issue date of the Notes, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (ii) display the Company’s corporate logo in conjunction with any such reference.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon this letter shall become a binding agreement between the Company and you.

Very truly yours,

SAIA, INC.

By:       /s/ Frederick J. Holzgrefe, III
Title:

The foregoing Agreement is hereby accepted
as of the date first above written.

Prudential Investment Management, Inc.

By:       /s/ Ashley Dexter
Vice President

The Prudential Insurance Company of America

By:       /s/ Ashley Dexter
Vice President

Pruco Life Insurance Company Of New Jersey

By:       /s/ Ashley Dexter
Vice President

Prudential Retirement Insurance And Annuity Company

By:	Prudential Investment Management, Inc., as investment manager

By:       /s/ Ashley Dexter
Vice President

United Of Omaha Life Insurance Company

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)
By:	Prudential Private Placement	Investors, Inc. (as its General Partner)

By:       /s/ Ashley Dexter
Vice President

Universal Prudential Arizona Reinsurance Company

By: Prudential Investment Management, Inc., as investment manager

By:       /s/ Ashley Dexter
Vice President

Zurich American Insurance Company

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)
By:	Prudential Private Placement	Investors, Inc. (as its General Partner)

By:       /s/ Ashley Dexter
Vice President